Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Third Amended and Restated 2005 Stock Incentive Plan of SunPower Corporation of our reports dated February 22, 2013, with respect to the consolidated financial statements of SunPower Corporation and the effectiveness of internal control over financial reporting of SunPower Corporation included in this Annual Report (Form 10-K) for the year ended December 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
February 22, 2013